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FX and Bullion Prime Brokerage Agreement

This FX AND BULLION PRIME BROKERAGE AGREEMENT (as amended, amended and restated, modified or otherwise supplemented from time to time, and including all schedules and attachments, the “Agreement”), dated as of August 1, 2010 is by and between UBS AG (“UBS” or “Prime Broker”) and Campbell & Company, Inc. and Campbell & Company Investment Adviser LLC as agent on behalf of each entity identified on Exhibit A to the Customer Master Trading Agreement, severally and not jointly (each such entity, a “Customer”), in each case as further indicated on Exhibit A to the Customer Master Trading Agreement.

The parties acknowledge and agree that this Agreement is deemed to constitute a separate agreement between UBS and each Customer as if each such Customer had executed a separate Agreement naming only itself as signatory thereto. Each such deemed separate Agreement is in this format for the sole purpose of documentary simplification.

PRELIMINARY STATEMENTS

The parties wish to set forth the terms and conditions pursuant to which Customer may, as limited agent of UBS, enter into certain permitted foreign exchange and/or Bullion transactions with a Permitted Dealer resulting in one or more equal and offsetting transactions between Customer and UBS.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1           Defined Terms and Interpretation. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings ascribed to such terms in Schedule 1. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Customer Master Trading Agreement. The provisions of Section 1.2 (Interpretation) of Schedule 1 apply to this Agreement.

ARTICLE II
LIMITED AGENCY AUTHORITY

2.1           (a)           Limited Agency Authority. Until this Agreement is terminated in accordance with Section 7.1(b), UBS grants Customer the authority, as agent of UBS (such authority, subject to the limitations set forth in this Agreement the “Limited Agency Authority”), to enter into one or more transactions from time to time with a Permitted Dealer; provided, however, that Customer shall have satisfied any applicable Collateral Delivery Requirement, no Event of Default, Potential Event of Default or Termination Event shall have occurred and be continuing under the Customer Master Trading Agreement and each such transaction with a Permitted Dealer:

(i)   is of a Permitted Type;
(ii) is in a Permitted Currency, Permitted Bullion or a pair thereof, as applicable;
(iii) does not exceed the Permitted Tenor;
(iv) does not exceed the Permitted Dealer Line Limit;
(v) would not cause or result in the amount payable or deemed payable to UBS to exceed the Net Open Position Limit; and
(vi) does not exceed any other limit (as set forth in a PB Notice or otherwise) applicable to such Permitted Dealer or Customer;

(each such transaction satisfying the criteria of this Section 2.1, an “Authorized Transaction”).

(b)           Limitations on Impaired Liquidity Currency Transactions. Notwithstanding the foregoing authorization, Customer agrees that it will not enter into any Impaired Liquidity Currency Transactions. Any Losses incurred by UBS in connection with a breach by Customer of the foregoing covenant are for the account of Customer and are recoverable by UBS from Customer, including under section 6.2.  UBS may, in its sole discretion, from time to time inform Customer of a currency it considers to be an Impaired Liquidity Currency; provided, however, that Customer acknowledges and agrees that UBS is under no obligation to do so, and the failure to do so shall (i) not constitute a breach of any kind, and (ii) not limit or otherwise affect Customer’s obligations under this Agreement.

(c)           Agency Authority after Confirmed Dealer Transaction. After an Authorized Transaction becomes a Confirmed Dealer Transaction, Customer shall not have authority to act as agent of UBS to amend, cancel or otherwise modify such Confirmed Dealer Transaction, which shall be the sole responsibility of UBS, as principal thereto.

ARTICLE III
PRIME BROKERAGE FACILITY

3.1           (a)           Dealing Lines.  UBS may, in its sole discretion, from time to time establish and maintain agreements with Permitted Dealers with whom Customer may enter into Authorized Transactions as agent of UBS (each such agreement, a “Dealing Line”).

(b)           Dealing Lines Discretionary and Limited.  Customer acknowledges and agrees that the establishment, maintenance and terms of Dealing Lines by UBS is subject to UBS’s sole discretion, including discretion regarding credit, documentation, available currencies or Bullion, size or tenor. Dealing Lines may vary according to currency or Bullion and UBS’s credit exposure to Permitted Dealers outside of the scope of this Agreement.  Customer further acknowledges and agrees that: (a) Dealing Lines may be changed by UBS in its sole discretion at any time without prior notice and (b) UBS is not and shall not be responsible for and does not warrant the sufficiency or availability of any Dealing Lines for any purpose. In the event that UBS does not establish or maintain adequate Dealing Lines, Customer’s only remedy shall be to terminate this Agreement and in connection therewith, Customer waives all other claims and remedies it may have against UBS.

(c)           PB Notice Specifies Permitted Dealers and Limits. From time to time UBS will advise Customer of the Permitted Dealers and limits applicable thereto by advising customer of, delivering or otherwise making available a PB Notice to Customer. Each of the criteria of the PB Notice constitutes a limit to Customer’s Limited Agency Authority for transactions with the applicable Permitted Dealers. Notwithstanding anything herein to the contrary, UBS may from time to time amend a PB Notice having the effect of cancelling, suspending, modifying, superseding or otherwise amending the limits set forth in a prior PB Notice.

Article IV
TRANSACTION CONFIRMATION AND ROLLING

4.1           (a) Customer Obligation to Notify UBS of Authorized Transactions. Customer shall promptly (i) notify UBS of the trade details of an Authorized Transaction through a proprietary electronic interface or communication medium as UBS may specify or as the parties may otherwise mutually agree or (ii) respond to trade notices provided by UBS or Permitted Dealer via such medium as UBS and Customer may mutally agree, including, if agreed, via UBS’s online automated system (the “UBS Webpage”); provided, however, any use by Customer of the UBS Webpage does not supplant or otherwise limit Customer’s obligation to otherwise notify UBS of the trade details of the Transaction in the event that Customer’s internal records do not reconcile with the UBS Webpage or UBS Reporting. In the event that the chosen method of communication is not available for any reason or Customer’s internal records do not reconcile with the UBS Webpage or UBS Reporting, Customer will immediately notify UBS by electronic mail or telephone or such other method as the parties may agree from time to time. Any such notice shall be made in accordance with the procedures set forth in Schedule 3.

(b)  Customer Maintains Independent Records; Assumptions if No Notice. Customer agrees that (i) it shall establish a system of internal records and controls (other than the UBS Webpage and UBS Reporting) to account for, manage and verify Transactions Customer believes it has entered into with Permitted Dealers, (ii) the UBS Webpage and UBS Reporting shall not supplant Customer’s obligation to establish and maintain such system of internal records and controls and (iii)it will send to UBS a list of all Authorized Transactions entered into on each business day (or otherwise provide notice that Transactions listed on the UBS Webpage (or other list provided by UBS) on that day reconcile with Customer’s internal records) or provide notice that no Authorized Transactions were entered into on such day.

(c)  Customer Obligated to Reconcile; UBS Reporting Controls. Customer acknowledges and agrees that (i) the UBS Webpage is a service provided to Customer as a mechanism to facilitate communication and transaction confirmation and (ii) for a variety of reasons, including human error, technical error, page refreshing or otherwise, the UBS Webpage may or may not reflect a complete and accurate listing of transactions that Customer believes it may have entered into with Permitted Dealers. UBS is not responsible for verifying that Confirmed Dealer Transactions and/or Customer Transactions, as applicable, listed on the UBS Webpage or in UBS Reporting reconcile with Customer’s internal records. In the event of any conflict or inconsistency between UBS Reporting and the internal records of Customer or any Permitted Dealer, UBS Reporting shall prevail absent manifest error.

(d)           Confirmed Dealer Transaction Upon Matched Status or Exceptional Acceptance. An Authorized Transaction shall be deemed accepted and confirmed by UBS upon the occurrence of either Matched Status or UBS granting Exceptional Acceptance (either such event, a “Confirmed Dealer Transaction”).

(i)
Matched Status. In reference to a particular Transaction, “Matched Status” means, (A) UBS shall have received, prior to the Funding Cut-Off Time, matching notices of the trade details of such Transaction from Customer and from Permitted Dealer and (B) UBS shall have internally confirmed that such Transaction meets the criteria of an Authorized Transaction.

(ii)
Exceptional Acceptance. Customer acknowledges and agrees that any Transaction that has not achieved Matched Status shall not be binding on UBS unless and until UBS acknowledges and agrees to be bound by such Transaction (each such case, an “Exceptional Acceptance”). UBS is not obligated to grant Exceptional Acceptance in any circumstance.

(iii)
Exceptional Acceptance - Losses. If the sole reason for a Transaction failing to achieve Matched Status is as a result of Permitted Dealer or Customer not giving notice of applicable trade details to UBS prior to the Funding Cut-Off Time applicable to such Transaction (a “Late Notice Transaction”) UBS may, in its sole discretion, grant Exceptional Acceptance if it is reasonably satisfied that Customer will pay to UBS an amount to cover any Losses associated with such Late Notice Transaction. Exceptional Acceptance by UBS of a Transaction, if any, shall not obligate UBS to grant Exceptional Acceptance in similar or different circumstances nor shall it by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of UBS in similar or different circumstances.

(iv)
Evidence of Confirmed Dealer Transaction. UBS will provide notice to Customer of each Confirmed Dealer Transaction, in a form mutually agreed upon by the parties including, if agreed, by the UBS Webpage or which may be a Generated Confirmation. Any listing of trades on the UBS Webpage or within UBS Reporting shall not in any way reduce or diminish the obligations of Customer in Section 4.1 (a) - (c). Customer agrees to affirm its acceptance of such Generated Confirmation by close of business on the next business day after receipt of such Generated Confirmation, either confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Customer to so affirm within such period shall not affect the validity or enforceability of such Confirmed Dealer Transaction and, upon the expiry of such period, shall be deemed to be an affirmation of the terms contained in such Generated Confirmation or on the UBS Webpage, absent manifest error (“Deemed Acceptance”). The parties agree that any such affirmation or Deemed Acceptance of a communication shall constitute a Confirmation of such Confirmed Dealer Transaction for the purposes of the Customer Master Trading Agreement. Any listing of trades within UBS Reporting shall not in any way reduce or diminish the obligations of Customer in Section 4.1 (a) - (c).

(d) Incorporation of EMTA terms, FX Definitions and Commodity Definitions. The provisions of the FX Definitions, the Commodity Definitions, the ISDA Definitions, the EMTA Master NDF Confirmation, the EMTA Master NDO Confirmation are each hereby incorporated in their entirety and unless otherwise stated in a Generated Confirmation, in each case such provisions shall apply to all Confirmed Dealer Transactions and Customer Transactions whether or not so stated in a confirmation of any such Transaction; provided, however, that in the event that UBS and Customer execute a master NDF confirmation or master NDO confirmation, such confirmation, as applicable, shall prevail. Confirmed Dealer Transactions and Customer Transactions are “Transactions” under the relevant Master Trading Agreements.

(e) Generated Confirmations. In addition to the foregoing, in the event Customer is trading Non-Deliverable FX Transactions, Non-Deliverable Currency Option Transactions and/or Exotic Options, Customer consents to the confirmation of such transactions by Generated Confirmations substantially in the form of the confirmation template for each such transaction as published by The Foreign Exchange Committee (“FXC”), ISDA or EMTA, as appropriate. Customer also agrees to abide by such best practices as may be published by the FXC from time to time, and such recommended market practice as may be published by FXC, ISDA or EMTA from time to time.

(f)  UBS May Liquidate. In the event that Customer has exceeded its Net Open Position Limit, UBS may, in its sole and absolute discretion and without notice, liquidate all or part of any Customer Transaction.

4.2           (a) Offsetting Transactions.

(i)  Offsetting Transaction with Customer. Except for any Reverse Give-Up Portion resulting in a Reverse Give-Up Transaction described below, contemporaneous with each Authorized Transaction becoming a Confirmed Dealer Transaction, Customer and UBS will be deemed to have automatically entered into a Transaction (the “Customer Transaction”) on terms and conditions identical to the Confirmed Dealer Transaction, except that in the Customer Transaction, (A) UBS’s position as buyer (or seller) thereunder, as applicable, will be the reverse of UBS’s position as buyer (or seller), as applicable, in the Confirmed Dealer Transaction and (B) the Calculation Agent and/or barrier determination agent in such transaction shall be as set forth in Article V hereto. Each Customer Transaction shall be governed by the Customer Master Trading Agreement or if such agreement is either not then executed or effective, pursuant to such other master agreement(s) as Customer and UBS may agree from time to time. Nothing in this Agreement limits UBS from time to time agreeing, in its discretion, with a Dealer that UBS and Dealer shall be joint calculation agent on a Confirmed Dealer Transaction.

(ii)  Offsetting Transaction (UBS reverse give-up to another institution). UBS may in its sole discretion from time to time enter into an agreement (a “Reverse Give-Up Agreement”) to partially or completely economically offset Confirmed Dealer Transactions with a third party (each such party a “Reverse Give-up Party”). At such time that a Reverse Give-Up Agreement is effective and Customer gives UBS prior notice that it seeks to cause all or a portion of a Confirmed Dealer Transaction to be economically offset as against a Reverse Give-Up Party (the portion thereof to be offset against the Reverse Give-Up Party, the “Reverse Give-up Portion”), UBS may, in accordance with the terms of the Reverse Give-Up Agreement enter into a Transaction (the “Reverse Give-up Transaction”) on terms and conditions identical to the Confirmed Dealer Transaction, except that in the Reverse Give-Up Transaction, UBS’s position as buyer (or seller) thereunder in respect of the Reverse Give-Up Portion, as applicable, will be the reverse of UBS’s position as buyer (or seller), as applicable, in the Confirmed Dealer Transaction; provided, however, that if for any reason whatsoever any portion of Reverse Give-Up Transaction is disaffirmed by the Reverse Give-Up Party, Customer and UBS shall be deemed to have entered into a Customer Transaction (as set forth in Section 4.2(a)(i)) as a result of the associated Confirmed Dealer Transaction.

(iii) Offsetting Transaction (UBS recipient of reverse-give in transaction from Reverse Give-In Party)  UBS may in its sole discretion from time to time enter into an agreement (a “Reverse Give-In Agreement”) with a third party (each such party a “Reverse Give-In Party”) pursuant to which a transaction with a dealer in the Reverse Give-In Party’s prime brokerage (or other) facility results in an equal-and-offsetting transaction between Reverse Give-In Dealer and UBS. At such time that a Reverse Give-In Agreement is effective and Customer and Reverse Give-In Dealer gives UBS prior notice of a transaction permitted thereunder, such transaction shall, to the extent satisfying the terms of such Reverse Give-In Agreement, constitute an “Authorized Transaction” for purposes of Section 4.2(a)(i) resulting in a “Customer Transaction” between UBS and Customer and a “Confirmed Dealer Transaction” between UBS and the Reverse Give-In Dealer.

(b)           Confirmed Dealer Transaction Governed by UBS/Permitted Dealer Master Trading Agreement.  Each Confirmed Dealer Transaction shall be subject to and be governed by the Permitted Dealer Master Trading Agreement then in effect between such Permitted Dealer and UBS or, if such an agreement is either not in place or then not effective, pursuant to such other master agreement(s) as such Permitted Dealer and UBS may agree from time to time.

4.3           Rolling of Positions. (a) On or prior to Funding Cut-Off Time on the business day prior to each Customer Transaction or Rolled Position then approaching maturity (each, a “Customer Maturing Position”), Customer shall (x) communicate or input trade details to effect a roll of such Customer Maturing Position or (y) otherwise expressly instruct UBS to settle any profits or losses associated with such Customer Maturing Position. In the absence of any such actions or instructions, Customer authorizes but does not obligate UBS to (i) exchange the obligations of the parties under the Customer Maturing Position for new obligations under a new transaction between UBS and Customer subject to the terms of the Customer Master Trading Agreement upon such pricing, tenor and other terms and conditions as UBS may in its absolute discretion determine appropriate (the “Rolled Position”) and (ii) credit or debit, as the case may be, Customer’s account to reflect the foregoing exchange (such credit or debit, together with such exchange of obligations, the “roll"). Customer acknowledges that the foregoing authorization does not obligate UBS to roll any Customer Maturing Position. If UBS in its sole discretion chooses to roll any Customer Maturing Position, Customer is deemed to have so instructed UBS to act as its agent to effect such roll on such terms and conditions as determined appropriate by UBS. Evidence of each Rolled Position shall be made available to Customer in the ordinary course of UBS Reporting. Any Losses incurred by UBS in connection with a roll or failure to roll are for the account of Customer and are recoverable by UBS from Customer, including under section 6.2.

(b)  UBS Limitation of Liability. Customer acknowledges and agrees that UBS is not acting as a fiduciary or an advisor to Customer in connection with rolling, any Rolled Position or otherwise in connection with this Agreement. Other than those which arise from the negligence or willful misconduct of UBS, UBS is not responsible for any loss or damage arising out of UBS’s actions or omissions in the rolling of the Customer Maturing Position as set forth herein, including errors (including errors of transmission), inaccuracies, omissions, changes in market conditions or other circumstances, whether or not within UBS’s control. Customer agrees that under no circumstances shall UBS be liable for special, incidental, consequential, punitive damages or Customer’s lost profits that arise in any way whatsoever from or related to UBS’s actions or omissions under or relating to this Agreement whether or not UBS has been advised of the possibility of such damages.

Article V
Calculation Agent and Barrier Determination Agent; Allocations

5.1           (a) NDF and NDO Transactions. For the purposes of Non-Deliverable FX Transactions, Non-Deliverable Currency Options Transactions and Bullion Transactions, the calculation agent for the transaction between UBS and Customer shall be UBS.

(b)  Permitted Dealer Barrier Determination Agent of Exotic Options. Customer acknowledges and agrees that notwithstanding anything to the contrary in any confirmation, (i) the applicable Permitted Dealer will be the barrier determination agent for Exotic Options; (ii) any dispute that Customer may have as to the occurrence of a barrier event (e.g. knock-out, kick-in, binary, however described) shall be solely between Customer and Permitted Dealer and (iii) UBS shall be entitled to act, and Customer shall not prevent in any way UBS from taking any action, upon the Notice of Barrier Event as if no dispute existed; provided, however, that in each case of a Dealer Default of the Dealer party to such Exotic Option, UBS shall be the barrier determination agent.

(c)           Calculations Under this Agreement. Customer acknowledges and agrees that, except as expressly stated herein to the contrary, all calculations and determinations under, pursuant to, or required by this Agreement (including, for the avoidance of doubt, calculations or determinations of Delta, Delta Equivalent Position, Net Open Position, USD Equivalent, Permitted Dealer Line Limit, Net Open Position Limit (including in each case whether exceeded) and any amounts payable or deemed payable to UBS) shall be made by UBS and such calculations or determinations, as applicable, shall prevail absent manifest error.

(d)           Exercise of Options.  Notwithstanding any terms of a Confirmation or any of the Master Trading Agreements to the contrary but subject to the “Automatic Exercise” provisions of the FX Definitions:

(i) if UBS is (A) the buyer of an Option in a Confirmed Dealer Transaction, such Option may only be exercised by delivery of a Notice of Exercise by Customer to the Permitted Dealer party to the Confirmed Dealer Transaction (which shall constitute exercise thereof by UBS), together with a copy thereof to UBS or (B) the seller of an Option in a Confirmed Dealer Transaction, such Option may only be exercised by the simultaneous delivery of a Notice of Exercise by the Permitted Dealer party to such Option to each of Customer and UBS; and

(ii) any Notice of Exercise or notice of a barrier event (e.g. knock-out, kick-in, binary, however described) provided by the barrier determination agent (as further described in Section 5.1(b)) in connection with a Confirmed Dealer Transaction shall be deemed to constitute the same notice under the Customer Transaction

; provided, however, that in the event of a Dealer Default of the Dealer party to such Option, UBS shall be the barrier determination agent and notice (whether notice of barrier event or Notice of Exercise) from or to the Permitted Dealer shall not be required.

(e)           Allocations of Transactions. If Customer is represented by an Investment Advisor that manages one or more Related Funds, Customer acknowledges and agrees that each time Investment Advisor enters into a single Confirmed Dealer Transaction with a Permitted Dealer each resulting Customer Transaction shall reflect a portion of such single Confirmed Dealer Transaction consistent with allocation instructions provided by Investment Advisor of the Related Funds. Investment Advisor shall substantially concurrently with entering into such transaction, provide valid allocation instructions that meet the criteria of an “Authorized Transaction”. UBS and Investment Advisor agree to cooperate and act promptly (and in any event, substantially concurrent with Investment Advisor’s entering into each such transaction) to resolve any disputed or unresolved allocation instructions. UBS reserves the right to close out any Confirmed Dealer Transaction and/or Customer Transaction associated with failure to provide substantially concurrent allocation instructions.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

6.1  Representations and Warranties. Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into) that:

(a)  It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required by this Agreement to deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)  All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)  Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

6.2           Additional Covenants.

(a)           Fees. Customer agrees to pay UBS such commissions and other fees set forth in Schedule 2 (as such Schedule may be amended from time to time by UBS upon notice to Customer). Customer grants UBS the right to debit from any account of Customer opened or maintained on behalf of Customer the amount necessary to satisfy payment of fees  or  other  amounts  payable  to  UBS  hereunder, including excess collateral or other credit support posted pursuant to the Customer Master Trading Agreement.

b)  Indemnification. Customer agrees to indemnify, hold harmless and defend UBS, its affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against any and all claims, damages, costs, losses and liabilities (including reasonable attorneys’ fees) (collectively, “Losses”), which may at any time be asserted against or incurred by UBS based upon (i) Losses incurred by UBS in connection with any Late Notice Transaction, Impaired Liquidity Currency Transaction or roll or failure to roll, (ii) any breach of representation, warranty, covenant or agreement of Customer in this Agreement; (iii) any failure of Customer to comply with applicable law; (iv) Customer’s negligence or willful misconduct and (v) to the extent arising from the negligence of Customer, Losses resulting from any indemnification, error financing charge, make-whole payment or other payment which UBS has given to a Permitted Dealer, Reverse Give-Up Party or third party software provider, except in each case to the extent that the Losses are due to the negligence or willful misconduct by UBS.

(c) Collateral Requirements. Notwithstanding any provision to the contrary in the Customer Master Trading Agreement or in any other agreement between UBS and Customer, UBS may amend the amount of any collateral (e.g. “Independent Amount”, margin, initial margin, howsoever described) required by UBS with respect to any Transaction or group of Transactions, solely upon notice to Customer.

ARTICLE VII
MISCELLANEOUS

7.1 (a) Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any liabilities is rescinded or must otherwise be returned or unwound by UBS upon insolvency, bankruptcy, or reorganization of Customer, or otherwise, all as though such payment had not been made.

(b)  Termination. This Agreement may be terminated by either party without cause, upon prior written notice; provided, however, that Sections 4.3(b), 6.2 and 7.3 shall survive any such termination. For the avoidance of doubt, termination will not affect the rights and obligations of UBS or Customer under existing Transactions and such rights and obligations shall continue to be governed by this Agreement, the Customer Master Trading Agreement (in the case of each Customer Transaction) and the Permitted Dealer Master Trading Agreement (in the case of each Confirmed Dealer Transaction), in each case in accordance with the terms thereof until all obligations have been fully performed.

(c)  Waiver. No indulgence or concession granted by either party and no omission or delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Disclosure. Customer hereby consents to UBS effecting such disclosure as UBS may deem appropriate, to enable UBS to transfer Customer’s records and information, to process and execute Customer’s instructions.

(e) Severability. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

(f)  Amendment. Except as otherwise provided herein to the contrary, no amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

(g)  Recording of Conversations. The parties agree that each party may electronically record all telephonic conversations between them relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any suit, action, or other proceeding relating to this Agreement.

7.2 (a) Notices. Except to the extent provided in paragraph (b) and (c) of this Section 7.2(a), (i) all trade notifications shall be delivered in accordance with the notice provisions in Schedule 3; (ii) all other notices, requests and communications may be delivered in accordance with the Customer ISDA Master Agreement.

(b)  Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by UBS. UBS may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise specified by UBS, notices delivered by Customer to UBS via the UBS Webpage are deemed accepted as of the time stamp on the UBS Webpage applicable to such notice.

(c)  Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

7.3           Governing  Law and Jurisdiction (a) This Agreement and the rights and obligations of UBS and of Customer hereunder shall be governed by, and construed in accordance with the laws of the State of New York.

(b)           In connection with any suit, action or proceedings relating to this Agreement, each party irrevocably (i) submits to the non-exclusive jurisdiction of the State and Federal courts located in New York City, Borough of Manhattan and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)           EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

7.4. (a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, each PB Notice and any separate letter agreements with respect to fees payable to UBS, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by UBS and when UBS shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Headings.        Headings are solely for convenience and shall not affect the construction of this agreement.

[Rest of Page Intentionally Left Blank]

Signature Page to
FX and Bullion Prime Brokerage Agreement

IN WITNESS WHEREOF, UBS and Customer have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth below.

UBS AG

By:	/s/ Terence J. Filewych
Name:	Terence J. Filewych
Title:	Director and Counsel
Region Americas Legal
Fixed Income Section

By:	/s/ Jennifer Marotta
Name:	Jennifer Marotta
Title:	Director
Region Americas Legal
Fixed Income Section

CAMPBELL & COMPANY, INC.

By:	/s/ Thomas P. Lloyd
Name:	Thomas P. Lloyd
Title:	General Counsel
Campbell & Company, Inc.

By:	/s/ G. William Andrews
Name:	G. William Andrews
Title:	Chief Operating Officer
Campbell & Company, Inc.

CAMPBELL & COMPANY INVESTMENT ADVISER LLC

By:	/s/ Thomas P. Lloyd
Name:	Thomas P. Lloyd
Title:	Secretary
Campbell & Company Investment Adviser LLC

By:	/s/ G. William Andrews
Name:	G. William Andrews
Title:	Chief Operating Officer
Campbell & Company Investment Adviser LLC

SCHEDULE 1 TO
FX AND BULLION PRIME BROKERAGE
AGREEMENT

DEFINITIONS AND INTERPRETATION

1. 1 Definitions

“Agreement” has the meaning specified in the recitals to this Agreement.

“Authorized Transaction” has the meaning specified in Section 2.1.

“Bullion” means Gold, Silver, Platinum or Palladium, as the case may be.

"Bullion Option” shall have the meaning ascribed for such term in the Commodity Definitions and, for the avoidance of doubt, shall not include an option that would otherwise be deemed to be an Exotic Option.

“Bullion Trade” means any transaction for the spot or forward sale of Bullion.

“Bullion Transaction” shall have the meaning ascribed for such term in the Commodity Definitions.

“Collateral Delivery Requirement” means the Customer shall have delivered the “Credit Support Amount”, margin or collateral (howsoever described) required or otherwise demanded by UBS in connection with the Customer Master Trading Agreement and/or any master prime brokerage agreement or other agreement between UBS and Customer.

“Commodity Definitions” means the 2005 Commodity Definitions and the Annexes thereto as published by ISDA.

“Confirmed Dealer Transaction” has the meaning specified in Section 4.1.

“Currency Option Transaction” has the meaning ascribed to such term in the FX Definitions and for the avoidance of doubt, shall not include an option that would otherwise be deemed to be an Exotic Option.

“Customer” has the meaning specified in the recitals to this Agreement.

“Customer Master Trading Agreement” means the (a) ISDA Master Agreement between Customer and UBS, including the Credit Support Annex and all other attachments and schedules or (b) if an ISDA Master Agreement is not executed or otherwise applicable to the Transactions, such other applicable master trading agreement between the parties governing the Transactions.

“Customer Transaction” has the meaning specified in Section 4.2.

“Dealer Default” means the occurrence and continuance of an event of default or termination event under the Permitted Dealer Master Trading Agreement between UBS and the applicable Permitted Dealer.

“Dealing Line” has the meaning specified in Section 3.1.

“Deliverable Currency Option Transaction” means a Currency Option Transaction that is “Deliverable” within the meaning of the FX Definitions.

“Deliverable FX Transaction” means an FX Transaction that is “Deliverable” within the meaning of the FX Definitions.

“Delta” means, as of a date of determination in respect of a Vanilla Option Transaction and each Bullion Option, the amount on such date determined by UBS to be the change in option price for a change in the underlying price for such Vanilla Option Transaction.

“Delta Equivalent Position” means, as of a date of determination in respect of each Vanilla Option Transaction, the Delta multiplied by the USD Equivalent of each non-USD currency or Bullion to be received by UBS if such Vanilla Option Transaction were exercised on such date.

“EMTA” means EMTA, Inc. and any successor.

“EMTA Master NDF Confirmation” means the Master Confirmation Agreement for Non-Deliverable Forward FX Transactions published by EMTA.

“EMTA Master NDO Confirmation” means the Master Confirmation Agreement for Non-Deliverable Option FX Transactions published by EMTA.

“Exceptional Acceptance” has the meaning specified in Section 4.1(d).

“Exotic Options” means barrier options, non-vanilla options and other options from time to time determined by UBS to be non-standard, including options so defined in the FX Definitions.

“Funding Cut-Off Time” means, with reference to a Transaction requiring UBS to settle or fund in a particular currency on a particular settlement date, the “Cut-off time” for such currency, as applicable, as specified on UBS Webpage, as amended from time to time by UBS with or without prior notice to Customer.

“FXC” has the meaning specified in Section 4.1.

“FX Definitions” means the 1998 FX and Currency Option Definitions published by ISDA, EMTA and The Foreign Exchange Committee.

“FX Transaction” has the meaning ascribed to such term in the FX Definitions.

“Generated Confirmation” means a confirmation of a Transaction produced by UBS as evidence of a Confirmed Dealer Transaction and/or Customer Transaction, as applicable, and delivered via an electronic mail or another medium other than the UBS Webpage.

“Impaired Liquidity Currency” means a currency for which market liquidity for Transactions in such currency is materially impaired or is anticipated to be materially impaired.

“Impaired Liquidity Currency Transaction” means a Transaction that otherwise satisfies the criteria for Section 2.1 but is in a currency, notional amount or tenor (or combination of currency, notional amount and tenor) that is or would (a) be unlikely to be settled or rolled in the ordinary course of business and/or (b) expose either Customer or UBS to unreasonable settlement risk or overnight interest risk.

“Investment Advisor” means any investment advisor or other agent of Customer that effects Transactions contemplated by this Agreement on behalf of or for the account of Customer.

“ISDA” means the International Swaps and Derivatives Association, Inc. and any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA.

“Late Notice Transaction” has the meaning specified in Section 4.1(c).

“Limited Agency Authority” has the meaning specified in Section 2.1.

“Losses” has the meaning specified in Section 6.2(b).

“Master FX Give-Up Agreement” means a master give-up agreement by and between UBS and the applicable bank, financial institution or other entity.

“Master Trading Agreements” means, as applicable, the Customer Master Trading Agreement or the Permitted Dealer Master Trading Agreement.

“Net Position” means, as of a date of determination with respect to (a) each currency of a FX Transaction, the net USD Equivalent of the amount of such currency payable or deemed payable to UBS by Customer and/or, as applicable (b) each Bullion Trade, the net USD Equivalent of the settlement amount payable to, or amount of Bullion deliverable or deemed deliverable to, UBS by Customer.

“Net Open Position” means, as of a date of determination, the net open position of Customer on such date as determined by UBS in accordance with Schedule 4 or in accordance with UBS’s then current margin methodology, which methodology may vary by client size, client credit risk, market conditions or other factors deemed relevant by UBS in its sole discretion.

“Net Open Position Limit” means the aggregate maximum Net Open Position that a Customer is authorized to have outstanding at any time with UBS, as determined by UBS from time to time.

“Netted Option” means a Currency Option Transaction or Bullion Option sold by UBS and owned by Customer which may be discharged and terminated together with a Currency Option Transaction or Bullion Option sold by Customer and owned by UBS upon satisfying the following criteria:

(i)  each Currency Option Transaction or Bullion Option being with respect to the same Put Currency and Call Currency or Bullion, as applicable;
(ii)  each having the same Expiration Date and Expiration Time;
(iii)  each being of the same style, i.e. either both being American Style Options or both being European Style Options;
(iv) each having the same Strike Price; and
(v) neither of which shall have been exercised by delivery of a Notice of Exercise (as defined below).

In the case of a partial discharge and termination (i.e., where the relevant Currency Option Transactions are for different amounts of the currency pair or the relevant Bullion Options are for different amounts of Bullion), only the portion discharged and terminated shall be considered a Netted Option.

“Non-Deliverable Currency Option Transaction” means a Currency Option Transaction that is “Non-Deliverable” within the meaning of the FX Definitions.

“Non-Deliverable FX Transaction” means an FX Transaction that is “Non-Deliverable” within the meaning of the FX Definitions.

“Notice of Barrier Event” means a telex, telephone or other electronic notification (excluding facsimile transmission) given by the Permitted Dealer as the determination agent of an Exotic Option immediately following a barrier event as agreed to at the time the Exotic Option is entered into, as evidenced in a Confirmation.

“Notice of Exercise” means telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option prior to or at the Expiration Time on the Expiration Date as agreed at the time the Option is entered into, as evidenced by the Confirmation.

“Options” includes Currency Option Transactions (Deliverable and Non-Deliverable), Exotic Options and Bullion Options.

“Option Early Expiration Transaction” means any Option entered into by Customer on a date that is prior to the Expiration Date (as defined in the ISDA Definitions) of the Original Option (as defined below), the purpose of which is to economically offset to a net exposure of zero a particular European (as defined in the ISDA Definitions) Option then effective between Customer and UBS (the “Original Option”).

“PB Notice” means a notice substantially in the form of Schedule 5 or an electronic or other notice (including notice via the UBS Webpage) having information that sets forth limitations on Customer’s trading authority, in each case as may be amended from time to time by UBS in its sole discretion.

“Permitted Bullion” means, in connection with each Permitted Type of transaction with a particular Permitted Dealer, the type of Bullion indicated to be “Permitted Bullion” for such Permitted Dealer as set forth in the most recent PB Notice.

“Permitted Currency” means, in connection with each Permitted Type of transaction with a particular Permitted Dealer, the currency of transaction indicated to be “Permitted Currency” for such Permitted Dealer as set forth in the most recent PB Notice.

“Permitted Dealer” means (a) each “Permitted Dealer” specified in the most recent PB Notice or otherwise permitted as a counterparty under a Reverse Give-In Agreement and (b) in connection with any Option Early Expiration Transaction, the Permitted Dealer party to the Original Option (as defined in the term “Option Early Expiration Transaction”).

“Permitted Dealer Line Limit” means, in reference to a Permitted Dealer, the number specified as the “Permitted Dealer Line Limit” for such Permitted Dealer as set forth in the most recent PB Notice; provided, however, that it is understood that (i) such number represents the maximum net open position of UBS to such Permitted Dealer in Confirmed Dealer Transactions assuming Customer otherwise acts in accordance within the scope of its Limited Agency Authority and (ii) if Customer acts through an Investment Advisor, such amount constitutes the maximum net open position of UBS to such Permitted Dealer as an aggregate for all resulting Confirmed Dealer Transactions effected by such Investment Advisor on behalf of all Related Funds.

“Permitted Dealer Master Trading Agreement” means the (a) ISDA Master Agreement between Dealer and UBS, including the Credit Support Annex and all other attachments and schedules or (b) if an ISDA Master Agreement is not executed or otherwise applicable to the Transactions, such other applicable master trading agreement between the parties governing the Transactions.

“Permitted Tenor” means, in connection with each transaction with a particular Permitted Dealer, a tenor that does not exceed the maximum tenor indicated to be the “Permitted Tenor” for such Permitted Dealer as set forth in the most recent PB Notice.

“Permitted Type” means, in connection with each transaction with a particular Permitted Dealer, the type of transaction indicated to be a “Permitted Type” of transaction for such Permitted Dealer as set forth in the most recent PB Notice.

“Related Funds” means, in the case of a Customer represented by an Investment Advisor, each of the funds managed by such Investment Advisor that, in each case, is then party to an ISDA Master Agreement with UBS.

“Reverse Give-In Agreement” has the meaning specified in Section 4.2(a).

“Reverse Give-In Party” has the meaning specified in Section 4.2(a).

“Reverse Give-up Agreement” has the meaning specified in Section 4.2(a).

“Reverse Give-up Party” has the meaning specified in Section 4.2(a).

“Reverse Give-up Portion” has the meaning specified in Section 4.2(a).

“Reverse Give-up Transaction” has the meaning specified in Section 4.2(a).

“roll” has the meaning specified in Section 4.3.

“Rolled Position” has the meaning specified in Section 4.3.

“Transaction” means, as applicable, each Deliverable and Non-Deliverable FX Transaction, Deliverable and Non-Deliverable Currency Options Transaction, Bullion Trade, Bullion Options, Exotic Option or other transaction entered into in accordance with the terms and conditions of this Agreement.

“UBS” has the meaning specified in the recitals to this Agreement.

“UBS Reporting” means a list of Transactions between Customer and UBS delivered to Customer by UBS or otherwise made available to Customer by UBS.

“UBS Webpage” has the meaning specified in Section 4.1(a).

“USD Equivalent” means, as of a particular date and time of determination in reference to a particular currency that is not the United States dollar or Bullion, as applicable, the United States dollar equivalent thereof as of such date or time, as applicable, as calculated by UBS in a commercially reasonable manner.

“Vanilla Option Transaction” means each Currency Option Transaction and Bullion Option Transaction.

1.2 Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including, for example, the FX Definitions, the Commodity Definitions or a PB Notice) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein, as applicable), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SCHEDULE 2 TO
FX AND BULLION PRIME BROKERAGE
AGREEMENT

FEE SCHEDULE

From the Effective Date, fees in the amount specified in Exhibit A to the Customer Master Trading Agreement will apply to the notional equivalent transacted with each Permitted Dealer. Invoices will be sent to Customer on a monthly basis. Payment is due 15 days after the end of the relevant month. Payment to be made as agreed between Customer and UBS; provided, however, that if Customer shall fail to pay fees when due, UBS may in its sole discretion cause Customer’s account to be debited (for payment to UBS on account of such unpaid fees) an amount equal to the unpaid amount then due.

No commission will be charged if Customer trades direct with UBS AG.

Effective Date: August 1, 2010

SCHEDULE 3 TO
FX AND BULLION PRIME BROKERAGE
AGREEMENT

PROCEDURES FOR NOTIFYING TRADES

1.
UBS Webpage. When entering into an Authorized Transaction with a Permitted Dealer, Customer shall promptly notify UBS of the trade details of an Authorized Transaction through the UBS Webpage or a proprietary interface or communication medium as the parties may specify or as they may otherwise mutually agree (interface information to be provided separately by UBS) (the “Other Designated Interface”); and/or Customer will, upon receipt of trade details from Permitted Dealer on the UBS Webpage or Other Designated Interface, accept or reject trade on such system.

2.	Email. In the event that the foregoing communication channel is unavailable for any reason, trade details to be communicated via e-mail to:

ubsfxpb@ubs.com

3.	Phone. If any of the foregoing communication channels are unavailable, trade details to be communicated via telephone;

+65 6431 8231 Singapore time-zone, 7:30 am - 6:30 pm
+41 44 239 4050 Zurich time-zone, 8 am - 7:30 pm
+44 207 567 9962 London time-zone, 8 am - 7:30 pm
+1 203 719 4066 New York time-zone, 8 am - 7:30 pm

SCHEDULE 4 TO
FX AND BULLION PRIME BROKERAGE
AGREEMENT

CALCULATION OF NET OPEN POSITION

The Net Open Position shall be calculated by UBS in a commercially reasonable manner by determining the sum of the following:

(i) For Transactions involving currencies or Bullion considered by UBS, in its sole discretion, to possess low to normal volatility, the aggregate of the Net Position for each such currency, or Bullion type, as applicable, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I)  for each such currency and Bullion type, as applicable, UBS shall net (or aggregate, as the case may be) the Net Position for FX Transactions and Bullion Trades and the Delta Equivalent Position for Currency Option Transactions and Bullion Options (after giving effect to the netting provisions of the definition of “Netted Option”) across all value dates for all such Transactions;
(II)  for each such currency and Bullion type, UBS shall determine the USD Equivalent of the amount calculated in clause (i)(I); and
(III)  UBS shall calculate the sum of the amounts determined for each currency and Bullion type pursuant to clause (i)(II).

(ii) For Transactions involving currencies or Bullion considered by UBS, in its sole discretion, to possess medium to high volatility, the aggregate of the Net Position for each such currency, or Bullion type, as applicable, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I)           for each currency and Bullion type, as applicable, UBS shall net (or aggregate, as the case may be) the Net Position for FX Transactions and Bullion Trades and the Delta Equivalent Position for Currency Option Transactions and Bullion Options (after giving effect to the netting provisions of the definition of “Netted Option”) for each value date,
(II)          for each such currency and Bullion type, UBS shall determine the USD Equivalent of the amount calculated in clause (ii)(I);
(III)         UBS shall calculate the sum of the amounts determined for each currency and each Bullion type pursuant to clause (ii)(II); and
(IV)          UBS shall calculate the sum of the amounts determined pursuant to clause (ii)(III) for all value dates.

Customer acknowledges and agrees that (i) the volatility classification for any currency or Bullion may be changed by UBS in its sole discretion at any time without prior notice and (ii) if a currency pair contains currencies of different volatility classifications for purposes of the calculation of Net Open Position, the Transaction will be deemed to involve currencies of the highest ranking volatility classification.

SCHEDULE 5 TO
FX AND BULLION PRIME BROKERAGE
AGREEMENT

FORM OF
FX AND BULLION PRIME BROKERAGE NOTICE
(as amended, amended and restated, modified or supplemented from time to time, a “PB NOTICE”)

[Insert Date]
[insert Customer Legal Name]
[Insert Counterparty Address]
Attention: _______________

RE:
FX and Bullion Prime Brokerage Agreement (as amended, amended and restated, modified or supplemented from time to time, the “Agreement”) dated as of the date set forth therein between the addressee herein as the “Customer” in the Agreement (“you”) and UBS AG ( “UBS”)

[EXAMPLES BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY; THE LIMITS THAT APPLY TO YOU WILL BE SET FORTH IN A PB NOTICE PROVIDED TO YOU BY UBS ELECTRONICALLY OR OTHERWISE.]

This notice is the “PB Notice” referred to in the Agreement referenced above. This PB Notice is effective immediately and it supersedes all prior PB Notices. Each capitalized term not defined in this notice has the meaning ascribed to such term in the Agreement. Your right to transact with Permitted Dealers as an agent of UBS is limited as set forth below and in the Agreement. UBS is not bound by or otherwise obligated to accept any transaction that you enter into with a Permitted Dealer in excess of, or not otherwise in accordance with, these limits.

Permitted Dealer	Permitted Type	Permitted Currencies	Permitted Bullion	Permitted Tenor	Permitted Dealer Line Limit***	Other Limits
BANKX	• FX Transactions (e.g. spot and forward) • Currency Option Transactions • Exotic Options • Bullion Transactions (including Bullion Options) other than Bullion Swaps and Swaptions	Cash: AUD, CHF, GBP, EUR, JPY, ARS, BRL Options: [__]	XAU, XAG	1 year	USD 200 mio
BANKY	FX Spot, Vanilla options	[__]		[__]	[__]

*** If Customer is represented by an Investment Advisor, the “Permitted Dealer Line Limit” represents the aggregate limit applicable to all Related Funds managed by the Investment Advisor and Investment Advisor in its personal capacity.   In the future, this limit may be bifurcated into “Permitted Dealer Net Open Position Limit” and “Permitted Dealer Settlement Limit.”